Exhibit 99.1

KORE Reports Third Quarter 2023 Results:

Announces Successful Refinancing and Preferred Stock

Issuance Transactions

ATLANTA – November 9, 2023 – KORE Group Holdings, Inc. (NYSE: KORE, KORE.WS) (“KORE” or the “Company”), the global pure-play Internet of Things (“IoT”) hyperscaler, and provider of IoT Connectivity, Solutions and Analytics, today reported financial and operational results for the quarter ended September 30, 2023.

KORE: Company Highlights

•

KORE announced a definitive agreement to refinance its approximately $300 million term loan, resulting in substantially lower first lien leverage. The new $185 million term loan from Whitehorse Capital will carry an interest rate of SOFR plus 650 basis points and represents a reduction in first lien leverage to 3.2x trailing twelve-month (TTM) Adjusted EBITDA, a non-GAAP metric[1], down from 5.2x. The credit agreement for the new term loan allows for an interest rate reduction of 25 basis points for each 0.5x improvement in the first lien leverage ratio up to a maximum reduction of 50 basis points. Importantly, after repaying our existing term loan, the Company will not have any material debt maturities until 2028. Whitehorse Capital will also make available to the Company a $25 million revolving credit facility, which will be undrawn at closing.

•

As part of the refinancing, the Company also signed a definitive agreement for a $150 million strategic investment from an affiliate of Searchlight Capital Partners, two designees of which will be joining the Company’s Board of Directors upon closing of the investment, which is expected to occur on or before December 1, 2023, subject to the satisfaction of closing conditions. This investment, in the form of a preferred stock issuance having a ten-year maturity and a 13% per annum dividend rate with a payment-in-kind (PIK) feature, will allow for greater cash flow flexibility. When combined with proceeds from the new term loan, this will add approximately $15 million of cash to the balance sheet, net of transaction expenses. This strategic investment will reduce the Company’s total leverage from 7.3x TTM Adjusted EBITDA to 5.3x. Upon the closing of these two transactions, the company’s total debt will be comprised of a $185 million term loan and $120 million in 5.5% fixed interest convertible notes. The Company also issued ten-year penny warrants to purchase 11.8 million shares of common stock to an affiliate of Searchlight Capital Partners as part of the transaction.

•

KORE returned to year-over-year growth in the third quarter of 2023, with total revenue of $68.6 million versus $66.1 million in the third quarter of 2022, driven by strong growth in our high margin IoT Connectivity business, which increased 27%. On an organic basis, IoT Connectivity revenue grew in the high single digits, and excluding the 2G/3G sunset forced churn of non-core customers at the end of 2022, grew in the mid-teens.

[1]	See “Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA to Adjusted EBITDA” below for more information

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 2 of 13

•

Third quarter estimated Total Contract Value (TCV) in new business bookings was $27 million. KORE’s sales funnel, which the Company defines as opportunities for new business the KORE sales team is actively pursuing, now includes almost 1,700 opportunities with an estimated potential TCV of over $740 million, an approximately 12% sequential increase from second quarter 2023’s estimated potential TCV of $660 million.

•

KORE added over 300,000 connections in the third quarter, bringing Total Connections to almost 18.9 million as of September 30, 2023. This is a significant step up in connections from approximately 15.3 million connections on September 30, 2022.

“I am delighted to announce a successful refinancing of our senior debt, which upon closing in the next couple of weeks, will reduce our overall debt level by approximately $120 million. Our improved balance sheet results in greater cash efficiency to service debt and extends our debt maturity by five years, giving the Company plenty of time to delever, especially in light of our Adjusted EBITDA growth prospects. We are particularly pleased by a significant reduction in required annual cash interest payments from approximately $42 million in 2023 to approximately $28 million in 2024. With this important refinancing behind us, we are singularly refocused on the tremendous opportunity ahead of us through the Decade of IoT. Our best-in-class eSIM-powered IoT connectivity value proposition represents an exciting opportunity for profitable growth,” said Romil Bahl, President and CEO of KORE.

Financial Performance for Third Quarter 2023, Compared to the Same Period of 2022:

•	Total revenue increased by 4% to $68.6 million, compared to $66.1 million in the third quarter of 2022.

•

IoT Connectivity revenue of $55.2 million increased by 27%, compared to $43.4 million in the third quarter of 2022. On an organic basis, revenue growth was in the high single-digits and in the mid-teens, excluding the forced churn of non-core customers due to the 2G/3G sunsets at the end of 2022.

•

IoT Solutions revenue declined by 41% to $13.4 million, compared to $22.7 million one year ago, as this segment was impacted by customer order deferrals, which does not reflect a change in the long-term outlook of this segment.

•

Net Loss increased to $95.4 million, or $1.10 per share, compared to $14.3 million, or $0.19 per share, one year ago. Excluding the $78.3 million non-cash goodwill impairment charge related to the decline in the Company’s share price, Net Loss in the third quarter of 2023 would have been $17.1 million, or $0.20 per share. The year-over-year increase in Net Loss was primarily due to increased interest expense owing to the rise in interest rates.

•

Adjusted EBITDA declined 6% year-over-year to $14.2 million from $15.1 million in the third quarter of 2022. The decline was mainly due to increased operating expenses from the inclusion of the acquired Twilio IoT business

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 3 of 13

Financial Performance for Nine Months Ending September 30, 2023, Compared to the Same Period of 2022:

•	Total revenue decreased by 1% to $204.1 million, compared to $206.0 million.

•	IoT Connectivity revenue increased 10% to $147.0 million, compared to $133.5 million.

•

IoT Solutions revenue decreased by 21% to $57.1 million, compared to $72.5 million. The revenue decline in the nine-month period was primarily due to the large LTE transition project at our largest customer that was completed in the second quarter of 2022.

•

Net Loss increased to $133.4 million, or $1.65 per share, compared to $36.6 million, or $0.49 per share. Excluding the $78.3 million non-cash goodwill impairment charge related to the decline in the Company’s share price, Net Loss for the nine months would have been $55.1 million, or $0.68 per share. The increase in Net Loss was primarily due to the increase in interest expense and increased amortization.

•	Adjusted EBITDA declined by 12% to $41.7 million, compared to $47.2 million. The decline was due to increases in headcount related costs, including those from the acquired Twilio IoT business.

The tables below summarize our revenue and specific key metrics:

	Three Months Ended September 30,
($ in thousands)	2023		2022
IoT Connectivity	$55,169	80%	$43,415	66%
IoT Solutions	13,464	20%	22,722	34%

Total Revenue	$68,633	100%	$66,137	100%

Period End Total Connections	18.9 million		15.3 million
Average Total Connections for the Period	16.8 million		15.3 million

	Nine Months Ended September 30,
($ in thousands)	2023		2022
IoT Connectivity	$147,042	72%	$133,504	65%
IoT Solutions	57,102	28%	72,532	35%

Total Revenue	$204,144	100%	$206,036	100%

Period End Total Connections	18.9 million		15.3 million
Average Total Connections for the Period	16.8 million		15.2 million

Third Quarter 2023 Key Metrics and Business Successes

•

KORE’s Total Connections were almost 18.9 million as of September 30, 2023, an increase of over 300,000 from the second quarter of 2023 and, notably, an increase of 3.6 million from the same period in 2022. We have a robust IoT Connectivity sales pipeline, including many customers with whom we are positioned to consolidate wallet share with our industry-leading multi–multi–multi value proposition and global eSIM product.

•	DBNER[2] was 96% for the twelve-month period ending September 30, 2023, compared to 100% for the twelve months ending September 30, 2022. Excluding our largest customer, DBNER was 104% vs.108%.

[2]	See “Key Metrics” below for definitions

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 4 of 13

•

KORE added $27 million of new business TCV in the third quarter, bringing the year-to-date TCV to $87 million. The Company’s new business sales funnel now includes almost 1,700 opportunities with an estimated potential TCV of approximately $740 million as of September 30, 2023, compared to $660 million and $407 million as of June 30, 2023, and September 30, 2022, respectively. The sales funnel includes almost 100 opportunities with estimated potential TCVs ranging from $1 million to nearly $5 million, 16 opportunities in the $5 million to $9.9 million range, and an additional 16 opportunities with estimated potential TCVs greater than $10 million each.

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KORE continued to increase its presence in its target distributed enterprises market segment with the announcement of KORE’s enabling a national retailer’s digital transformation with 5G connectivity. This collaboration signals a turning point for retail as 5G connectivity is driving a nationwide shift towards digital-first retail, from security systems to customer experiences. KORE’s 5G solutions and services, including failover options, provide the link for these retailers to reimagine inventory management, business operations, and customer service

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KORE’s innovative LoRaWAN solution, KORE LPHub™, received a 2023 IoT Evolution LPWAN Excellence Award from IoT Evolution World. KORE LPHub is a SaaS-based Service Delivery Platform (SDP) that seamlessly deploys, manages, and connects LoRaWAN devices over a cost-effective, low-power, wide-area (LPWA) network, ensuring device longevity and supporting Massive IoT expansion.

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Building on its “IoT for Good” initiative, KORE announced an alliance with GrandPad to support their mission to help seniors age in place with IoT. Powered by KORE’s robust IoT Connectivity solutions, GrandPad provides an easy-to-use communication device that allows seniors to connect to vital caregivers and family members by making video calls, sending voice messages, and viewing media

•	KORE had several notable new business wins in the third quarter, including:

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Increasing Share of Wallet: A Remote Patient Monitoring (RPM) customer selected KORE as the sole provider of eSIM connectivity across the US, UK, and Europe. The customer will be transferring lines from a competitor. This engagement has a TCV of $4.4 million, and we see potential additional opportunities with this customer.

•

Cross-Selling IoT Solutions with the KORE One-Stop-Shop: KORE won a $6.2 million TCV contract with a national retail chain to migrate from LTE to 5G. KORE is providing Full Lifecycle Managed Services, including connectivity, installation services, and ongoing management of the customer’s devices.

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Upsell / Land-and-Expand: An existing rent-to-own store franchiser customer awarded KORE a $2.5 million TCV contract to provide connectivity across multiple carriers based on the quality of service they received on their initial engagement with KORE. KORE is also working on upgrading lines from LTE to 5G.

•

International Opportunities / Global Deployments: An Australia-based GPS tracking and fleet management software provider selected KORE as its connectivity provider utilizing KORE OmniSIM™. The initial contract has a TCV of $435,000.

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 5 of 13

Revising 2023 Financial Outlook

For the twelve months ending December 31, 2023, the Company now expects the following:

•	Revenue in the range of $280 million to $290 million; and

•	Adjusted EBITDA in the range of $60 million to $62 million, and an Adjusted EBITDA margin of approximately 21.4% at the midpoint of revenue and Adjusted EBITDA guidance.

This compares to prior guidance of revenue in the range of $300 million to $310 million and Adjusted EBITDA in the range of $60 million to $62 million.

Bahl concluded, “We have reduced revenue guidance to reflect several customers’ order deferrals in IoT Solutions. Despite the macroeconomic environment causing this pushout of IoT Solutions revenue, we are pleased with how the year has progressed, especially in our core IoT Connectivity business, which experienced strong organic growth in the third quarter and throughout the year. We have successfully integrated the Twilio IoT team and plan to launch our new combined next-generation eSIM product in 2024. We have streamlined operating costs to align with revenue shifts and have increased gross margins of the acquired Twilio IoT connections. Despite reduced revenue expectations due to delayed ordering primarily from IoT Solutions customers, the actions we have taken enable us to maintain our 2023 Adjusted EBITDA guidance and put us in a strong position entering 2024. As we look forward, we are bullish about the Company’s ability to grow revenues while also optimizing operating expenses to add approximately $10 million of savings in 2024.”

Conference Call Details

KORE management will hold a conference call today (November 9, 2023) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results, business highlights, and outlook. President and CEO Romil Bahl and CFO Paul Holtz will host the call, followed by a question-and-answer session.

Webcast: Link

U.S. dial-in: (877) 407-3039

International dial-in: (215) 268-9922

Conference ID: 13742022

The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, ir.korewireless.com.

For the conference call, please dial in 5-10 minutes prior to the start time, and an operator will register your name and organization, or you may register here. If you have difficulty with the conference call, please contact KORE investor relations at (678) 392-2386. A replay of the conference call will be available approximately three hours after the conference call ends and will remain on the investor relations section of the Company’s website for 90 days. An audio replay of the conference call may be accessed by calling (877) 660-6853 or (201) 612-7415 using access code 13742022.

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 6 of 13

About KORE

KORE is a pioneer, leader, and trusted advisor delivering mission critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 7 of 13

Key Metrics

KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections

Total Customer Connections or “Total Connections” constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER

DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended September 30, 2023, we divide (i) revenue, for the trailing 12 months ended September 30, 2023, from go-forward customers that started generating revenue on or before September 30, 2022, by (ii) revenue, for the trailing 12 months ended September 30, 2022, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.

DBNER for the twelve-month periods ending September 30, 2023, and September 30, 2022, excludes connections from non-go-forward customers, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Raco Wireless, Wyless, and other acquisitions completed in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non-go-forward customers. As of January 1, 2024, these Non-Core Customers will neither have connections with nor generate revenue for KORE.

DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 8 of 13

Total Contract Value (TCV)

Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.

Cautionary Note on Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the closing and funding of the new term loan and revolving credit facility with Whitehorse Capital, the closing of the preferred stock investment with Searchlight Capital and the benefits and use of proceeds of these refinancing transactions, statements regarding the benefits of the acquisition of Twilio’s IoT business, estimates and forecasts of revenue, cash position, interest expense, Adjusted EBITDA and other financial and performance metrics, future capital availability, debt maturity, projections regarding recent customer engagements, projections of market opportunity and conditions, the total contract value (TCV) of signed contracts and potential revenue opportunities in KORE’s sales funnel, and related expectations. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE’s business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including the acquisition of Twilio’s IoT business, changes in the assumptions underlying KORE’s expectations regarding its future business; our ability to negotiate and sign a definitive contract with a customer in our sales funnel; our ability to realize some or all of the TCV of customer contracts as revenue, including any contractual options available to customers or contractual periods that are subject to termination for convenience provisions; the effects of competition on KORE’s future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE’s expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

KORE Group Holdings, Inc. Reports Third Quarter 2023 Earnings – Page 9 of 13

KORE Investor Contact:	KORE Media Contact:
Charley Brady	Carla Deisenroth
Vice President, Investor Relations	Vice President, Strategy &Marketing
cbrady@korewireless.com	cdeisenroth@korewireless.com
+1-678-392-2386	+1-248-982-2759

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KORE Group Holdings, Inc

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Services	$57,046	$46,448	$155,619	$141,796
Products	11,587	19,689	48,525	64,240

Total revenue	68,633	66,137	204,144	206,036
Cost of revenue
Cost of services	22,794	16,581	57,405	50,740
Cost of products	8,202	14,960	35,624	49,701

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	30,996	31,541	93,029	100,441

Operating expenses
Selling, general and administrative	32,778	28,904	95,870	86,029
Depreciation and amortization	14,457	13,688	43,094	40,616
Goodwill impairment	78,255	—	78,255	—

Total operating expenses	125,490	42,592	217,219	126,645

Operating loss	(87,853)	(7,996)	(106,104)	(21,050)
Interest expense, including amortization of deferred financing costs, net	10,615	8,206	31,217	22,127
Change in fair value of warrant liability	(14)	(120)	(14)	(253)

Loss before income taxes	(98,454)	(16,082)	(137,307)	(42,924)
Income tax benefit	(3,093)	(1,805)	(3,957)	(6,285)

Net loss	$(95,361)	$(14,277)	$(133,350)	$(36,639)

Loss per share:
Basic and diluted	$(1.10)	$(0.19)	$(1.65)	$(0.48)
Weighted average number of shares outstanding:
Basic and diluted	86,655,279	76,240,530	81,046,880	75,514,986

KORE Group Holdings, Inc. Third Quarter 2023 Earnings Press Release Schedules	10

KORE Group Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$19,767	$34,645
Accounts receivable, net	48,220	44,538
Inventories, net	9,925	10,051
Income taxes receivable	379	502
Prepaid expenses and other current assets	13,935	13,484

Total current assets	92,226	103,220
Non-current assets
Restricted cash	296	362
Property and equipment, net	12,122	11,899
Intangible assets, net	176,028	192,504
Goodwill	294,600	369,706
Operating lease right-of-use assets	9,905	10,019
Deferred tax assets	52	55
Other long-term assets	947	971

Total assets	$586,176	$688,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,455	$17,835
Accrued liabilities	24,539	15,793
Current portion of operating lease liabilities	1,433	1,811
Income taxes payable	2,212	207
Deferred revenue	7,931	7,817
Current portion of long-term debt and other borrowings, net	4,268	5,345

Total current liabilities	62,838	48,808
Non-current liabilities
Deferred tax liabilities	14,168	25,248
Warrant liability	19	33
Non-current portion of operating lease liabilities	9,741	9,275
Long-term debt and other borrowings, net	412,633	413,910
Other long-term liabilities	15,671	10,790

Total liabilities	$515,070	$508,064

Commitments and contingencies
Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 86,724,356 and 76,292,241 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	$9	$8
Additional paid-in capital	459,047	435,292
Accumulated other comprehensive loss	(6,362)	(6,390)
Accumulated deficit	(381,588)	(248,238)

Total stockholders’ equity	71,106	180,672

Total liabilities and stockholders’ equity	$586,176	$688,736

KORE Group Holdings, Inc. Third Quarter 2023 Earnings Press Release Schedules	11

KORE Group Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2023	2022
Net cash provided by operating activities	$4,493	$20,527

Cash flows from investing activities
Additions to intangible assets	(12,186)	(9,027)
Additions to property and equipment	(3,410)	(2,945)
Payments for acquisitions, net of cash acquired	—	(46,002)

Net cash used in investing activities	$(15,596)	$(57,974)

Cash flows from financing activities
Repayment of term loan	(2,364)	(2,364)
Repayment of other borrowings—notes payable	(1,626)	(507)
Equity financing fees	—	(126)
Payment of deferred financing costs	—	(452)
Payment of financing lease obligations	—	(150)

Net cash used in financing activities	$(3,759)	$(3,599)
Effect of exchange rate changes on cash	(82)	(2,014)

Change in cash and restricted cash	(14,944)	(43,060)
Cash and restricted cash, beginning of period	35,007	86,343

Cash and restricted cash, end of period	$20,063	$43,283

KORE Group Holdings, Inc. Third Quarter 2023 Earnings Press Release Schedules	12

KORE Group Holdings, Inc.

RECONCILIATION OF NET LOSS TO EBITDA TO ADJUSTED EBITDA (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(95,361)	$(14,277)	$(133,350)	$(36,639)
Income tax benefit	(3,093)	(1,805)	(3,957)	(6,285)
Interest expense	10,615	8,206	31,217	22,127
Depreciation and amortization	14,457	13,688	43,094	40,616

EBITDA	$(73,382)	$5,812	$(62,996)	$19,819

Goodwill impairment	78,255	—	78,255	—
Change in fair value of warrant liability (non-cash)	(14)	(120)	(14)	(253)
Transformation expenses	1,876	2,461	5,434	5,927
Acquisition costs	—	—	1,776	1,400
Integration-related restructuring costs	3,011	2,604	8,333	10,288
Stock-based compensation (non-cash)	3,435	3,019	9,010	7,570
Foreign currency loss (non-cash)	781	1,077	1,018	1,554
Other	197	259	910	873

Adjusted EBITDA	$14,159	$15,112	$41,726	$47,178

KORE Group Holdings, Inc. Third Quarter 2023 Earnings Press Release Schedules	13